Exhibit 99.1

Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
January 6, 2016

FROST BANK ANNOUNCES LEADERSHIP CHANGES FOR
FROST WEALTH ADVISORS

SAN ANTONIO - Frost Bank today announced several leadership changes for Frost Wealth Advisors, its trust, investments and brokerage division. The changes are effective April 1, 2016:

Richard Kardys, group executive vice president, Frost Wealth Advisors, and the executive officer with responsibility for trust and investments since 1980, will become Wealth Advisor Senior Officer and will provide counsel to Pat Frost, who succeeds him. Kardys joined Frost in 1976 and has worked in the bank’s trust, investments and brokerage area for his entire 39-year career at Frost. He received a BA degree from Texas A&M University and a JD from the University of Texas School of Law.

Pat Frost, president of Frost Bank and a director of Cullen/Frost Bankers, Inc., will take over the leadership role for Frost Wealth Advisors from Kardys. Frost, whose great-great-grandfather, T.C. Frost, founded the bank in 1868, joined the company in 1984. He became president of Frost Bank in 1993 and took on the added responsibility of Frost Insurance in 2012. Frost earned a BA in economics from Vanderbilt University and an MBA from the University of Texas.

With this change, the following will report to Pat Frost:
Michael Milich, who joined Frost in 2007 as executive vice president and Trust Regional Manager in the Houston region, will move to San Antonio to become senior executive vice president - Director of Trust. Milich received a BA from Tulane University and a JD from South Texas College of Law in Houston. In his new position, he will be responsible for Frost’s trust division statewide.

Vernon Torgerson, who has been with Frost since 1970, continues as senior executive vice president and becomes Wealth Advisor Director. He maintains his responsibility over Frost Investment Advisors, LLC and Frost Brokerage. Torgerson graduated from the University of Texas at Austin, earning a BBA.

“Frost Wealth Advisors is an important part of our company,” said Dick Evans, chairman and CEO of Cullen/Frost. “This transition ensures the continuity of leadership in key areas of Frost Wealth Advisors and position us well for growth.

“I know Pat will do an outstanding job in leading this division, and we thank Richard for his long service to Frost.”

Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $28.3 billion in assets at September 30, 2015. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking products, investment and brokerage services and insurance products to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.

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